FOR IMMEDIATE RELEASE

QNB Corp. Completes Acquisition of Victory Bancorp, Inc.;

Victory Bank to Operate as Division of QNB Bank During Interim Period

Quakertown, PA, April 1, 2026 (GLOBE NEWSWIRE) — QNB Corp. (“QNB”) (OTCQX: QNBC), the holding company for QNB Bank, announced today that it has successfully completed its acquisition of Victory Bancorp, Inc. (Limerick, PA), the holding company for The Victory Bank. The transaction closed today, April 1, 2026, following receipt of all required regulatory and shareholder approvals.

QNB Bank welcomes Joseph W. Major, former Victory Chairman, President and Chief Executive Officer, and Kevin L. Johnson, P.E., President and founder of Traffic Planning and Design, Inc., to its Board of Directors.

As a result of the completed transaction, QNB Bank will operate Victory Bank as a division of QNB Bank during a brief interim operating period, from April to mid-June. This interim structure allows QNB Bank to focus on a smooth, secure conversion of Victory Bank’s systems and operations while ensuring customer service continuity.

Victory Bank’s systems are scheduled to convert to QNB Bank the weekend of Friday, June 19, 2026, through Sunday, June 21, 2026. Upon completion of the systems conversion, Victory Bank branches and offices will reopen as fully integrated QNB Bank locations on Monday, June 22, 2026, and bank customers will have access to 14 full‑service QNB Bank offices throughout Montgomery, Bucks, and Lehigh counties.

“This transaction represents the successful completion of a strategic combination that strengthens QNB Bank’s franchise and expands our ability to serve customers, enriching the local banking experience, throughout the region,” said David W. Freeman, President and Chief Executive Officer of QNB Bank. “Operating Victory Bank as a division during the interim period ensures a seamless transition as we prepare for full systems integration in June.”

“We are pleased to have officially joined with QNB Bank,” said Joseph W. Major, former Victory Chairman, President, and Chief Executive Officer. “Our customers will benefit from expanded resources while continuing to experience the customer-centric relationship‑based banking that has always defined Victory Bank.”

Customers will receive advanced communications with detailed information regarding the June systems conversion and key dates in May, as well as high-touch personal service and support that both Victory and QNB Bank are known for in the new combined QNB Bank.

Advisors

Performance Trust Capital Partners, LLC acted as financial advisor to QNB and delivered a fairness opinion to the Board of Directors of QNB in connection with the transaction. Stevens & Lee served as legal counsel to QNB. Formerly The Kafafian Group, Inc., now Wolf & Company P.C., acted as exclusive financial advisor to Victory and delivered a fairness opinion to the Board of Directors of Victory in connection with the transaction. Kilpatrick Townsend & Stockton LLP served as legal counsel to Victory.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania, and its division, Victory Bank. QNB Bank operates twelve branches in Bucks, Lehigh, and Montgomery Counties, and its division, Victory Bank operates two branches in Montgomery County and two loan production offices in Montgomery and Berks Counties. The two banks offer commercial, small business, and personal customers banking services, borrowing solutions, and cash management tools in the communities they serve. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

CONTACT: David W. Freeman

President & Chief Executive Officer

215-538-5600 x5619

dfreeman@qnbbank.com